Exhibit 99.1

UDR Announces Departure of Joe Fisher as President

and Chief Investment Officer

DENVER, CO., September 2, 2025 – UDR, Inc. (the “Company”) (NYSE: UDR), a leading multifamily real estate investment trust, announced today that that Joe Fisher has stepped down from his positions as President and Chief Investment Officer effective as of the close of business on September 2, 2025. As part of the separation agreement, Mr. Fisher has agreed to provide transition assistance through December 31, 2025.

Mr. Fisher had served as UDR’s President since 2022 and Chief Investment Officer since January 2025, having previously served as the Company’s Chief Financial Officer between 2017 and 2025. In connection with Mr. Fisher’s departure, the Company’s Board of Directors appointed Tom Toomey as the Company’s President, in addition to his roles as the Company’s Chairman and CEO. Mr. Toomey, along with other members of the Company’s senior management team, will assume Mr. Fisher’s responsibilities.

“Joe made significant contributions across the organization since joining UDR in early 2017 and will be missed,” said Tom Toomey. “I am grateful that UDR and its investors have benefitted from Joe’s expertise, and on behalf of our Board of Directors and the Company, I thank Joe for his service and wish him well in his future endeavors.”

“I am thankful for my time with UDR and what we accomplished over the last 9 years to drive shareholder value and deepen the Company culture,” said Mr. Fisher. “This decision did not come easily, but with the exceptional depth of talent at UDR, I am confident the Company is in a great position for continued success.”

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of June 30, 2025, UDR owned or had an ownership position in 60,535 apartment homes, including 300 apartment homes under development. For over 53 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates.

Contact: UDR, Inc.

Trent Trujillo

ttrujillo@udr.com

720-283-6135